Exhibit 10.28
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Agreement”) is made and entered into between Gregory C. King (referred to as “Mr. King”), a resident of Bexar County, Texas, and Valero Energy Corporation, a Delaware corporation (“Valero”), as of the 11th day of December, 2007.
WHEREAS, Mr. King has elected to retire and to resign from any and all positions as an employee, officer and director with Valero and its subsidiaries and affiliates, and Valero and Mr. King wish to confirm through this Agreement the payments and benefits that will be provided to Mr. King in full settlement of all matters relating to his employment relationship with Valero and any of its subsidiaries and affiliates and his termination therefrom.
NOW THEREFORE, in consideration of the foregoing and the material covenants and agreements contained herein, the parties agree as follows:
1. Resignation and Termination of Employment. As of December 11, 2007, Mr. King has resigned, or with the execution of this Agreement will resign, any and all positions as an officer or director with Valero and any and all subsidiaries or affiliates, all as set forth in the resignation notice attached as Exhibit A. Effective as of December 31, 2007 (the “Termination Date”), it is agreed that Mr. King’s employment with Valero and any and all subsidiaries or affidavits will terminate.
2. Consideration. Upon the Effective Date of this Agreement, as defined in Section 20 below, Mr. King will be paid or provided the following as the sole consideration for Mr. King’s separation from Valero and his release and other promises and covenants under this Agreement:
(a) Valero will pay Mr. King an amount equal to the full amount of the 2007 annual bonus that Mr. King would have been awarded under the terms of the “Executive Bonus Plan” had he remained employed. Mr. King’s target percent for purposes of determining his bonus for 2007 is 120% of his base salary of $905,000. The amount of Mr. King’s bonus award for 2007 will be based upon the total percent of target award as approved by Valero’s Compensation Committee. For example, if Valero’s Compensation Committee approves bonuses to be paid at 200% of target, then Mr. King’s bonus award would be $2,172,000 ($905,000 base x 120% target x 2.0 = $2,172,000), less applicable deductions. The 2007 bonus shall be paid on the date that executive employees receive the bonus.

(b) (i) Valero shall accelerate the vesting of any and all shares of restricted Valero common stock awarded to Mr. King such that any and all of such shares of restricted stock, to the extent not already fully vested, shall become fully vested as of the Effective Date. All of such previously unvested shares of restricted stock are described with particularity on the attached Exhibit B.
     (ii) All options to purchase shares of Valero common stock, as identified on the attached Exhibit B, shall remain outstanding and shall remain subject to vesting and exercise per the terms of the agreements applicable to such options. Mr. King shall be entitled to exercise said options in accordance with the time limit set forth under the applicable agreements.
     (iii) Performance Shares that are scheduled to vest on the Normal Vesting Date in January 2008 pursuant to the terms of the Performance Award Agreements between Valero and Mr. King (capitalized terms herein have the meanings assigned to such terms in the respective Performance Award Agreements) shall vest on such Normal Vesting Date in January 2008 in accordance with the Performance Award Agreements, even though Mr. King will not be an employee of Valero on such date, such vesting being subject to verification by the Compensation Committee of attainment of the Performance Objectives. Any and all other Performance Shares, including those that are scheduled to vest on the Normal Vesting Date in January 2009, 2010 and 2011, respectively, shall be forfeited as of the Termination Date.
     (iv) The shares of Common Stock distributable pursuant to the terms of the Performance Award Agreements between Valero and Mr. King, as amended by Paragraph 2(b)(iii) of this Separation Agreement, in connection with the vesting of Performance Shares on the Termination Date and in January 2008, shall be distributed on July 2, 2008. This delay in payment is in compliance with the 6-month delay in payment to certain employees upon a separation from service as required by Section 409A of the Internal Revenue Code of 1986, as amended and regulations relating thereto (“IRC 409A”).
(c) (i) Mr. King shall be entitled at his Termination Date to an additional eight (8) points, to be added to either age or service, to provide enhanced benefits for Mr. King under the Valero Supplemental Executive Retirement Plan (“SERP”). The amount of Mr. King’s 2007 annual bonus referenced in Section 2(a) shall be considered for purposes of calculating Mr. King’s compensation that is utilized to determine the amounts payable under the SERP.

     (ii) The commencement of benefits payable under the SERP as contemplated by Paragraph 2(c) of this Separation Agreement shall not begin until July 2, 2008, consistent with the 6-month delay rule under IRC 409A. A one-time lump sum payment representing the accumulation of payments that would otherwise have been made during the first six months following the separation from service on the Termination Date shall be made on July 2, 2008.
(d) Mr. King shall be entitled at his Termination Date to full participation under the Valero Retiree Medical Plan on the same terms and conditions as similarly situated employees are eligible for upon early retirement, as such benefits may be amended from time to time.
(e) At Mr. King’s election prior to the Termination Date, Valero shall either provide Mr. King with tax preparation services for 2007 consistent with the offer of such services to similarly situated Valero employees, or, in the alternative, make a lump sum payment to Mr. King in an amount of $8,000 (plus an amount for applicable tax based on a rate of 36.45%) for tax preparation services as soon as reasonably practicable following the Termination Date, but in any event no later than March 15, 2008.
(f) Valero shall make available to Mr. King outplacement services through a provider of Mr. King’s choice as may be reasonably required by Mr. King up to a maximum aggregate cost to Valero of $25,000.00. The outplacement services made available pursuant to Paragraph 2(f) of this Separation Agreement shall be fully utilized by Mr. King and the maximum cost incurred by Valero no later than December 31, 2009.
(g) Valero will continue to provide at its expense through December 31, 2008 security monitoring at Mr. King’s personal residence at 512 Elizabeth Road, San Antonio Texas 78209.
(h) Mr. King will be allowed to permanently retain the personal computer previously set up at his residence by Valero. Further, Valero’s Information Services department will, with assistance from Mr. King, identify personal applications/programs that are now on Mr. King’s work computer and will then transfer/install same on Mr. King’s home computer without charge to Mr. King.
Mr. King acknowledges and agrees that the foregoing payments do not constitute monies, benefits or rights to which Mr. King would otherwise be entitled as a result of his prior employment with Valero, and these monies, benefits and rights constitute fair and adequate consideration and compensation for the promises and covenants of Mr. King set forth in this Agreement. Mr. King further acknowledges that

Valero shall be entitled to withhold from the payments and benefits described herein all income and employment taxes required to be withheld by applicable law.
3. Release of Claims. In consideration of the payments and benefits provided or to be provided by or through Valero, described above in Section 2, the receipt and sufficiency of which are hereby acknowledged and confessed:
(a) Mr. King releases Valero, any subsidiary or other affiliated companies, successors and assigns, and all of their past, present and future officers, directors, agents, administrators, trustees, insurers, successors, employees, principals, shareholders, and attorneys. Collectively, these persons and organizations are referred to in this Agreement as “Valero” or “Released Parties.”
(b) Mr. King releases Valero from all existing, past and present, known and unknown claims, demands, and causes of action of any nature for all existing, past and present, known and unknown damages and remedies of any nature, which have accrued or, which may ever accrue, to Mr. King or to his heirs, executors, administrators, legal representatives, successors or assigns, resulting from or relating to any act or omission of any kind occurring on or before the Effective Date of this Agreement.
(c) This release includes but is not limited to all claims under any federal, state, or local employment law or regulation, including without limitation Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Fair Labor Standards Act; the Age Discrimination in Employment Act, as amended (“ADEA”); the Older Worker Benefits Protection Act; the Employee Retirement Income Security Act, as amended; the retaliation provisions of the Texas Workers’ Compensation Act; the Family and Medical Leave Act; and the Texas Commission on Human Rights Act.
(d) This release also includes but is not limited to all claims under any other state, federal, or local law or regulation and all claims as common law, including without limitation negligence, contract, or tort claims, and all claims for backpay, front pay, damages, liquidated damages, exemplary and punitive damages, injunctive relief, costs, or attorneys’ fees. It includes but is not limited to all claims Mr. King could assert concerning the terms and conditions of his employment, concerning anything that happened to Mr. King while he was an employee, or concerning the separation of Mr. King’s employment. However, this release is not intended to waive rights or claims, if any, that arise after the Effective Date of this Agreement, including any claims made by Mr. King to enforce the terms of this Agreement. Moreover, nothing in this

Agreement shall be construed to waive or release any vested rights of Mr. King under any retirement, pension, 401(k) or other employee benefit plans. Mr. King shall be entitled to rights or distributions, if any, from those plans in accordance with their respective terms and provisions.
4. No Assignment. Mr. King represents and warrants that he has not previously filed or joined in any claims against Valero or any of the Released Parties, and that he has not given, assigned or sold any portion of any claims released herein to anyone else.
5. Effect of Agreement. Mr. King acknowledges and agrees that he is entering into this Agreement and releasing, waiving and discharging rights or claims only in exchange for consideration that he is not already entitled to receive. Mr. King acknowledges and agrees that he has read this release in its entirety and that this release is a full and final release of all known and unknown claims, including rights and claims arising under the ADEA, that Mr. King may have against Valero or any of the Released Parties. Mr. King acknowledges that, by Mr. King’s free and voluntary act of signing below, Mr. King agrees to all of the terms of this Agreement and intends to be legally bound thereby. Mr. King acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against Valero or any of the Released Parties with respect to any cause, matter or thing which is the subject of this release, this release may be raised as a complete bar to any such action, claim or proceeding, and Valero or the applicable Released Parties may recover from Mr. King all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees; provided, however, that nothing herein is intended to restrict Mr. King’s rights to enforce the terms of this Agreement.
6. No Admission of Liability. This Agreement and the payments or provision of benefits hereunder do not constitute an admission of liability or wrongdoing of any kind by Valero.
7. Indemnification. In consideration of the foregoing, Mr. King for himself, his heirs, executors, administrators, legal representatives and assigns, independently covenants to, and does hereby, indemnify and hold harmless Valero from any and all claims, demands, and causes of actions listed or otherwise referred to in Section 3 of this Agreement, including without limitation any and all causes of action arising out of or relating to Mr. King’s employment with Valero or his termination or resignation from Valero, arising at any time on or before the Effective Date of this Agreement, which may hereafter be asserted by any person, firm, government agency, or corporation whomsoever claiming by, through, or under Mr. King, individually or collectively, for back wages, damages (punitive, exemplary, or compensatory), or other relief claimed to be due to Mr. King.

     This Agreement does not supersede, amend, modify, terminate or have any other effect whatsoever upon that certain Indemnity Agreement between Valero and Mr. King, dated effective as of August 1, 1997, a true and correct copy of which is attached as Exhibit C.
8. Non-Disparagement. Mr. King agrees not to, directly or indirectly, engage in communications (oral or written) or conduct that would denigrate or disparage Valero or make any negative statements to anyone about the business, finances, products, or employment, compensation and benefit practices of Valero. Valero officers shall not, directly or indirectly, engage in communications (oral or written) or conduct that would denigrate or disparage Mr. King to any third party, or make any negative statements to any third party, about the performance or conduct of Mr. King in connection with his employment with Valero.
9.	Confidentiality and Other Restrictions.
(a) Confidentiality of Agreement. Mr. King understands that this Agreement is confidential and agrees that he has not, may not, and will not disclose the existence or terms of this Agreement (including any amounts paid in consideration of this Agreement) to any third party, including but not limited to former or current employees of Valero unless they already have knowledge of the terms of this agreement. Mr. King understands that he may disclose the terms of this Agreement to his spouse, attorney, accountant, or tax advisor, provided he instructs each such person that the information is confidential and not to be disclosed unless and to the extent required by law or court order.
(b) Proprietary Information and Trade Secrets. Mr. King agrees that as an officer of Valero, he had access to and became informed of confidential, proprietary, and/or trade secret information of Valero (including, without limitation proprietary and not publicly available information concerning processes, methods, trade secrets, research, secret data, costs, names of users or purchasers of its products or services, business methods, operating procedures or programs or methods of promotion and sale) which Mr. King obtained during his employment with Valero (“Confidential Information”). Mr. King agrees that he will hold in a fiduciary capacity for the benefit of Valero and will not directly or indirectly disclose or use any Confidential Information, unless required by law or court order. For the purposes of this Section 9(b), information will not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available.

(c) Claims by Others. Mr. King agrees not to help, encourage, or voluntarily participate in the asserting or filing of any claim or suit by any third party against Valero or the Released Parties, except as required by law.
(d) Remedies for Breach. Mr. King agrees and consents that if he commits any breach of a covenant under Sections 8 or 9 of this Agreement, or threatens to commit any such breach, Valero will have the right (in addition to and not in lieu of any other right or remedy that may be available) to temporary and permanent injunctive relief from a court of competent jurisdiction.
10. Return of Valero Property. Mr. King acknowledges that all records, files, documents and equipment, and all information relating to Valero, its customers and suppliers, any other materials that in any way relate to the business of Valero that Mr. King has accumulated during his employment with Valero, are the property of Valero and that all such property shall be returned to the sole possession of Valero, to the extent not already so returned, promptly after the date hereof.
11. Cooperation with Valero. Mr. King agrees to reasonably cooperate with Valero and its representatives, as reasonably requested by Valero, by responding to questions, attending meetings, depositions, administrative proceedings and court hearings, executing documents and cooperating with Valero and its legal counsel with respect to business issues and/or claims and litigation of which he has personal or corporate knowledge as long as such cooperation does not unreasonably interfere with his responsibility with or to a subsequent employer. Mr. King further agrees to maintain in strict confidence any information or knowledge he has regarding current and/or future claims against or litigation or administrative hearings involving Valero. Mr. King agrees to communicate with any party adverse to Valero, or with a representative, agent or legal counsel for any such party, concerning any such pending or future claims or litigation or administrative hearing solely through legal counsel for Valero. The payments to be made to Mr. King under this Agreement are in part in consideration for Mr. King’s agreement to cooperate with Valero in connection with the requirements set forth herein. Valero also agrees to pay all reasonable expenses of Mr. King, including attorney fees, incurred while providing any such assistance to Valero.
12. Legal Consultation. Mr. King is not relying on any statement or representation of any kind from Valero but is relying upon his own independent judgment and investigation, and he fully understands that this Agreement is a FULL and FINAL SETTLEMENT and FULL and FINAL RELEASE of any and all claims, demands and causes of action against Valero or any of the Released Parties that have been or could have been asserted by Mr. King. Mr. King acknowledges that he has been encouraged to consult with an attorney prior to executing this Agreement and that he has had adequate time and opportunity to review and consider this Agreement and to confer with his counsel of choice regarding this Agreement and all related matters. The parties acknowledge and agree that all parties shall bear their own attorneys’ fees and costs in connection with the review and execution of this Agreement.
13. Voluntary Waiver of Rights. Mr. King acknowledges and agrees that he is knowingly and voluntarily entering into the Agreement after full disclosure of all the facts and circumstances surrounding the execution of this Agreement and its legal effect.
14. Entire Understanding. This Agreement represents and contains the entire understanding of the parties hereto, and the terms of this Agreement are contractual and not mere recitals. Further, this Agreement supersedes any and all prior oral and written agreements and understandings, and no representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter hereof shall be relied upon by the undersigned unless expressly stated herein.
15. Amendment; Waiver. No amendment or waiver of any provision of this Agreement shall be effective unless approved in writing by both parties. No waiver by either party at any time of any breach by the other party of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.
16. Severability. It is agreed that if any provision or portion of a provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision, or the remainder of the affected provision, of this Agreement, all of which provisions shall remain in full force and effect; and it is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, one of which would render the provision valid, then the provision shall have the meaning which renders it valid and consistent with the intent of this Agreement.
17. Governing Law. It is agreed that this Agreement will be interpreted and construed in accordance with the laws of the State of Texas, or federal law where applicable, and that venue over any disputes arising hereunder or between Mr. King and Valero will lie exclusively in Bexar County, Texas.
18. Arbitration. Except with respect to the covenants in Sections 8 and 9, Mr. King agrees that any dispute regarding the interpretation or enforcement of this Agreement that cannot be resolved between the parties by direct negotiations shall be resolved in accordance with Valero’s Dialogue Dispute Resolution Program, which includes binding arbitration.
19. Acceptance of the Agreement. Mr. King acknowledges that he has had twenty-one (21) days following his receipt of this Agreement to consider it and sign it, although he may execute it sooner if he wishes to do so. Mr. King further acknowledges that he understands that if he fails to execute and deliver an executed copy of this Agreement to Valero within that twenty-one (21) day period the Agreement will not be considered accepted and Mr. King will not be entitled to the payments and benefits provided hereunder.
20. Revocation. Mr. King further acknowledges that he has the right to revoke this Agreement at any time prior to the expiration of seven (7) days after he has executed it, by providing notice of revocation to Valero (R. Michael Crownover, Senior Vice President - Human Resources, Valero Energy Corporation, One Valero Way, San Antonio, Texas 78249). To be effective, such notice of revocation must be received by Valero no later than the seventh (7th) day after the Agreement is signed. Provided it has not previously been revoked, this Agreement will become effective, enforceable and irrevocable on the eighth (8th) day after the date on which it is executed by Mr. King (the “Effective Date”).
21. Successors. This Agreement shall inure to the benefit of and be enforceable by Mr. King’s legal representatives. This Agreement shall inure to the benefit of and be binding upon Valero and its successors and assigns. As used in this Agreement, the term “affiliate” and “affiliated company” means an entity controlled by, controlling or under common control with Valero.
22. Duplicate Originals. This Agreement may be executed in duplicate counterparts, and, if so, each counterpart shall be deemed an original for all purposes.
ACCEPTED AND AGREED:

GREGORY C. KING	VALERO ENERGY CORPORATION

/s/ Gregory C. King	By:	/s/ R. Michael Crownover

Date Signed: 12/11/2007		R. Michael Crownover,
Senior Vice President
Date Signed: 12/11/2007

EXHIBIT A
list of subsidiaries and positions held
omitted for SEC filing

EXHIBIT B
list of restricted stock and stock options
omitted for SEC filing

EXHIBIT C
text of Indemnity Agreement dated August 1, 1997
omitted for SEC filing

December 19, 2007
Mr. Mike Crownover
Senior Vice President
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
Re: Separation Agreement and Release dated December 11, 2007 (the “Agreement”)
Dear Mike:
On December 11, 2007, Valero and I entered into the Agreement that set forth the agreements between us in connection with my resignation from Valero. Upon further discussion with Valero, Valero and I agree to the following modification to the Agreement:
The last sentence of Paragraph 1 of the Agreement is deleted hereby and replaced with the following revised sentence:
“Effective as of December 28, 2007 (the “Termination Date”), it is agreed that Mr. King’s employment with Valero and any and all subsidiaries or affiliates will terminate.”
Except as amended hereby, all other terms and provisions of the Agreement remain in full force and effect. I understand that this new Termination Date will not reduce the final paycheck owed to me by Valero. Please sign in the space provided below to evidence the agreement of Valero to the terms and provisions of this Letter Agreement.

/s/ Gregory C. King
Gregory C. King
Agreed to December 19, 2007

AGREED TO THIS 20th DAY OF DECEMBER, 2007

VALERO ENERGY CORPORATION
By:	/s/ Mike Crownover
Mike Crownover,
Senior Vice President